Exhibit 99.2

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Accountants

To the Board of Directors and Stockholders of 8x8, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of 8x8, Inc. and its subsidiaries, at March 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, as of April 1, 2002, the Company ceased amortization of goodwill to conform with the provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."

PRICEWATERHOUSECOOPERS LLP

San Jose, California
May 2, 2003, except as to the Liquidity paragraph in Note 1 and Note 12, for which the date is March 26, 2004

8X8, INC.

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                   March 31,
                                                             --------------------
                                                               2003       2002
                                                             ---------  ---------
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $   3,371  $  12,422
  Short term investments...................................       208         --
  Accounts receivable, net of allowance of
   $141 and $286, respectively.............................     1,290      1,239
  Inventory................................................       352        733
  Other current assets.....................................       595        612
                                                             ---------  ---------
          Total current assets.............................     5,816     15,006
Property and equipment, net................................       841      2,740
Intangibles and other assets...............................        48      1,907
                                                             ---------  ---------
                                                            $   6,705  $  19,653
                                                             =========  =========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................... $     652  $     548
  Accrued compensation.....................................       847        921
  Accrued warranty.........................................       477        478
  Deferred revenue.........................................       545      2,421
  Other accrued liabilities................................     1,125        958
  Income taxes payable.....................................       226        280
                                                             ---------  ---------
          Total current liabilities........................     3,872      5,606
                                                             ---------  ---------
Contingently redeemable common stock.......................       669        813
                                                             ---------  ---------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Preferred stock, $0.001 par value:
     Authorized: 5,000,000 shares;
     Issued and outstanding: 1 share at March 31, 2003
      and March 31, 2002...................................        --         --
  Common stock, $0.001 par value:
     Authorized: 100,000,000 shares at March 31, 2003
      and March 31, 2002;
     Issued and outstanding: 28,470,987 shares
      at March 31, 2003 and 28,228,215 shares
      at March 31, 2002....................................        28         27
Additional paid-in capital.................................   150,827    150,612
Deferred compensation......................................       (12)       (30)
Accumulated other comprehensive loss.......................        --        (99)
Accumulated deficit........................................  (148,679)  (137,276)
                                                             ---------  ---------
          Total stockholders' equity.......................     2,164     13,234
                                                             ---------  ---------
                                                            $   6,705  $  19,653
                                                             =========  =========

The accompanying notes are an integral part of these consolidated financial statements.

8X8, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              Year Ended March 31,
                                                         -------------------------------
                                                           2003       2002       2001
                                                         ---------  ---------  ---------
Product revenues....................................... $   5,739  $   6,044  $  12,808
License and other revenues.............................     5,264      8,647      5,420
                                                         ---------  ---------  ---------
          Total revenues...............................    11,003     14,691     18,228
                                                         ---------  ---------  ---------
Cost of product revenues...............................     2,781      2,626      5,225
Cost of license and other revenues.....................     1,509        197      1,761
                                                         ---------  ---------  ---------
          Total cost of revenues.......................     4,290      2,823      6,986
                                                         ---------  ---------  ---------
          Gross profit.................................     6,713     11,868     11,242
                                                         ---------  ---------  ---------
Operating expenses:
  Research and development.............................     7,835     12,559     19,950
  Selling, general and administrative..................     7,441      8,560     16,899
  In-process research and development..................        --         --      4,563
  Amortization of intangibles..........................        --        763     10,987
  Restructuring and other charges......................     3,437         --     33,316
                                                         ---------  ---------  ---------
          Total operating expenses.....................    18,713     21,882     85,715
                                                         ---------  ---------  ---------
Loss from operations...................................   (12,000)   (10,014)   (74,473)
Other income, net......................................       597      1,029      2,628
Interest expense.......................................        --       (884)    (1,456)
                                                         ---------  ---------  ---------
Loss before provision for income taxes.................   (11,403)    (9,869)   (73,301)
Provision for income taxes.............................        --         15         17
                                                         ---------  ---------  ---------
Net loss before extraordinary gain and cumulative
  effect of change in accounting principle ............   (11,403)    (9,884)   (73,318)
Extraordinary gain on extinguishment of debt, net......        --        779         --
Cumulative effect of change in accounting principle....        --         --     (1,081)
                                                         ---------  ---------  ---------
Net loss............................................... $ (11,403) $  (9,105) $ (74,399)
                                                         =========  =========  =========

Basic and diluted per share amounts:
  Net loss before extraordinary gain and cumulative
    effect of change in accounting principle .......... $   (0.40) $   (0.36) $   (2.95)
  Extraordinary gain on extinguishment of debt, net....        --       0.03         --
  Cumulative effect of change in accounting principle..        --         --      (0.04)
                                                         ---------  ---------  ---------
  Net loss............................................. $   (0.40) $   (0.33) $   (2.99)
                                                         =========  =========  =========

Basic and diluted shares outstanding...................    28,386     27,271     24,846
                                                         =========  =========  =========

The accompanying notes are an integral part of these consolidated financial statements.

8X8, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(IN THOUSANDS, EXCEPT SHARES)

                                                                                       Notes                Accumulated
                                                                                     Receivable               other
                                  Preferred Stock     Common Stock       Additional    from      Deferred   Comprehen-
                                  ---------------- --------------------   Paid-in     Stock-    Compensa-      sive     Accumulated
                                  Shares   Amount    Shares     Amount    Capital     holders      tion        Loss      Deficit      Total
                                  -------  ------- -----------  -------  ----------  ---------  ----------  ----------  ----------  ---------
Balance at March 31, 2000........     --  $    --  22,958,921  $    23  $  101,559  $     (69) $     (376) $       --  $  (53,747) $  47,390
Acquisition of UForce, Inc. .....      1       --   3,555,303        4      44,584         --          --          --          --     44,588
Issuance of common stock under
  stock plans....................     --       --   1,206,591        1       2,761         --          --          --          --      2,762
Repayment of notes receivable
  from stockholders..............     --       --          --       --          --         60          --          --          --         60
Repurchase of common stock and
  Exchangeable Shares............     --       --  (1,040,089)      (1)       (521)         8          --          --          --       (514)
Deferred compensation related
  to stock options...............     --       --          --       --         551         --         202          --          --        753
Value of beneficial conversion
  feature associated with the
  convertible subordinated
  debentures.....................     --       --          --       --       1,081         --          --          --          --      1,081
Change in unrealized loss on
  investments....................     --       --          --       --          --         --          --         (24)         --
Cumulative translation
  adjustment.....................     --       --          --       --          --         --          --         (65)         --
Net loss.........................     --       --          --       --          --         --          --          --     (74,399)
Total comprehensive loss.........     --       --          --       --          --         --          --          --          --    (74,488)
                                  -------  ------- -----------  -------  ----------  ---------  ----------  ----------  ----------  ---------
Balance at March 31, 2001........      1  $    --  26,680,726  $    27  $  150,015  $      (1) $     (174) $      (89) $ (128,146) $  21,632
Redemption of convertible
  subordinated debentures........     --       --   1,000,000       --         321         --          --          --         (25)       296
Issuance of common stock under
  stock plans....................     --       --     457,346       --         335         --          --          --          --        335
Issuance of common stock to debt
  holders to satisfy interest
  obligations....................     --       --      95,699       --          97         --          --          --          --         97
Forgiveness of note receivable...     --       --      (5,556)      --          (1)         1          --          --          --         --
Deferred compensation related
  to stock options...............     --       --          --       --        (155)        --         144          --          --        (11)
Cumulative translation
  adjustment.....................     --       --          --       --          --         --          --         (10)         --
Net loss.........................     --       --          --       --          --         --          --          --      (9,105)
Total comprehensive loss.........     --       --          --       --          --         --          --          --          --     (9,115)
                                  -------  ------- -----------  -------  ----------  ---------  ----------  ----------  ----------  ---------
Balance at March 31, 2002........      1  $    --  28,228,215  $    27  $  150,612  $      --  $      (30) $      (99) $ (137,276) $  13,234
Issuance of common stock under
  stock plans....................     --       --     242,772        1          88         --          --          --          --         89
Common stock no longer
  contingently redeemable........     --       --          --       --         144         --          --          --          --        144
Deferred compensation related
  to stock options...............     --       --          --       --         (17)        --          18          --          --          1
Cumulative translation
  adjustment.....................     --       --          --       --          --         --          --          99          --
Net loss.........................     --       --          --       --          --         --          --          --     (11,403)
Total comprehensive loss.........     --       --          --       --          --         --          --          --          --    (11,304)
                                  -------  ------- -----------  -------  ----------  ---------  ----------  ----------  ----------  ---------
Balance at March 31, 2003........      1  $    --  28,470,987  $    28  $  150,827  $      --  $      (12) $       --  $ (148,679) $   2,164
                                  =======  ======= ===========  =======  ==========  =========  ==========  ==========  ==========  =========

The accompanying notes are an integral part of these consolidated financial statements.

8X8, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                    Year Ended March 31,
                                                               -------------------------------
                                                                 2003       2002       2001
                                                               ---------  ---------  ---------
Cash flows from operating activities:
  Net loss................................................... $ (11,403) $  (9,105) $ (74,399)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization............................     1,780      3,862     14,355
    Extraordinary gain due to debt redemption ...............        --       (779)        --
    Stock compensation expense...............................         1        (11)       753
    Cumulative effect of change in accounting principle......        --         --      1,081
    In-process research and development......................        --         --      4,563
    Gain on sale of investments, net.........................        --       (131)      (225)
    Non-cash portion of restructuring and other charges......     2,273         --     32,331
    Other....................................................       204         26        (20)
  Changes in assets and liabilities, net of effects
    of businesses acquired and sold:
      Accounts receivable....................................       (71)     1,668        851
      Inventory..............................................       298        501        (85)
      Other current and noncurrent assets....................        64      1,607     (1,281)
      Accounts payable.......................................       104       (839)    (2,197)
      Accrued compensation...................................      (249)      (610)      (623)
      Accrued warranty.......................................        (1)       (47)      (169)
      Deferred revenue.......................................    (1,876)    (3,482)       197
      Other accrued liabilities..............................        93       (579)       378
      Income taxes payable...................................       (54)       (26)       (78)
                                                               ---------  ---------  ---------
         Net cash used in operating activities...............    (8,837)    (7,945)   (24,568)
                                                               ---------  ---------  ---------
Cash flows from investing activities:
  Acquisitions of property and equipment.....................      (137)      (172)    (6,127)
  Cash paid for acquisitions, net............................        --         --       (558)
  Proceeds from sale of investments..........................        --        543        225
  Proceeds from the sale of video monitoring assets, net.....        --         --      5,160
  Proceeds from the sale of equipment........................        42        116         --
  Purchases of short-term investments........................      (208)        --         --
                                                               ---------  ---------  ---------
         Net cash (used in) provided by investing activities.      (303)       487     (1,300)
                                                               ---------  ---------  ---------
Cash flows from financing activities:
  Debt repayments............................................        --     (4,581)      (891)
  Proceeds from issuance of common stock, net................        89        335      2,763
  Repayment of notes receivable from stockholders............        --         --         60
  Repurchase of common stock and Exchangeable Shares.........        --         --       (514)
                                                               ---------  ---------  ---------
         Net cash provided by (used in) financing activities.        89     (4,246)     1,418
                                                               ---------  ---------  ---------
Net decrease in cash and cash equivalents....................    (9,051)   (11,704)   (24,450)
Cash and cash equivalents, beginning of year.................    12,422     24,126     48,576
                                                               ---------  ---------  ---------
Cash and cash equivalents, end of year....................... $   3,371  $  12,422  $  24,126
                                                               =========  =========  =========
Supplemental and non-cash disclosures:
  Income taxes paid.......................................... $      36  $      12  $      25
                                                               =========  =========  =========
  Interest paid.............................................. $      --  $     204  $     308
                                                               =========  =========  =========
  Common stock issued to satisfy interest obligations........ $      --  $      97  $      --
                                                               =========  =========  =========
   Issuance of shares and repricing of warrants in
     connection with the debt extinguishment................. $      --  $   1,109  $      --
                                                               =========  =========  =========
   Issuance of shares and assumption of options in
     connection with the acquisition of U|Force.............. $      --  $      --  $  44,586
                                                               =========  =========  =========
   Marketable securities received in exchange for
     furniture and equipment................................. $      --  $      --  $     412
                                                               =========  =========  =========

The accompanying notes are an integral part of these consolidated financial statements.

8X8, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

8x8, Inc., or 8x8, and its subsidiaries (collectively, the Company) develop and market communication technology and services for internet protocol or, IP, telephony and video applications. The Company was incorporated in California in February 1987, and in December 1996 was reincorporated in Delaware. In August 2000, the Company changed its name from 8x8, Inc. to Netergy Networks, Inc. The Company changed its name back to 8x8, Inc. in July 2001. During the fiscal year ended March 31, 2001, 8x8 formed two subsidiaries, Netergy Microelectronics, Inc. (Netergy) and Centile, Inc. (Centile) and reorganized its operations more clearly along its three product lines. The Company's three product lines are:

  The Packet8 voice and video communications service (Packet8), which enables broadband internet users to add digital voice and video communications services to their high-speed internet connection. Packet8 was launched in November 2002 and enables anyone with high-speed Internet access to sign up for voice over internet protocol (VoIP) and video communications service at http://www.packet8.net . Customers can choose a direct-dial phone number from any of the rate centers offered by the service, and then use an 8x8-supplied terminal adapter to connect any telephone to a broadband internet connection and make or receive calls from a regular telephone number. All Packet8 telephone accounts come with voice mail, caller ID, call waiting, call waiting caller ID, call forwarding, hold, line-alternate, 3-way conferencing, web access to account controls, and real-time online billing. In addition, 8x8 offers a videophone for use with the Packet8 service;

  VoIP semiconductors and related communication software that are used to make IP telephones and to voice-enable cable and digital subscriber line modems, wireless devices, and other broadband technologies, including the voice and videophone endpoints that are currently used by Packet8 and sold by the Company; and

  Hosted iPBX solutions that allow service providers to offer to small and medium-sized businesses over broadband networks the features and functions that a user commonly expects to find in a typical business phone system. A hosted iPBX solution is a software application that implements the functionality of a business phone system over the same data connection that a business uses for connection to the internet.

LIQUIDITY

The Company has sustained net losses and negative cash flows from operations since fiscal 1999 that have been funded primarily through the issuance of equity securities and borrowings. Management believes that current cash and cash equivalents, including net cash proceeds of approximately $7.9 million from the August and November 2003 sales of approximately 4.9 million shares of common stock and warrants to purchase approximately 6.0 million shares of common stock, will be sufficient to finance the Company's operations for the next twelve months. However, the Company is evaluating its cash needs and may pursue additional equity or debt financing in order to achieve the Company's overall business objectives. There can be no assurance that such financing will be available, or, if available, at a price that is acceptable to the Company. Failure to generate sufficient revenues, raise additional capital or reduce certain discretionary spending could have an adverse impact on the Company's ability to achieve its longer term business objectives.

FISCAL YEAR

Effective beginning in fiscal 2001, the Company changed its fiscal year from a year ending on the Thursday closest to March 31 to a year ending on March 31. Fiscal 2001 was 52 weeks and 2 days, while fiscal 2002 and fiscal 2003 were each 52 weeks.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of 8x8 and its subsidiaries. All material intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

The preparation of the consolidated financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and equity and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to bad debts, investments, goodwill and intangible assets, income taxes, restructuring and impairment charges, and other contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions.

REVENUE RECOGNITION

Product revenue -- The Company recognizes revenue from product sales upon shipment to OEMs and end users provided that persuasive evidence of an arrangement exists, the price is fixed, title has transferred, collection of resulting receivables is reasonably assured, there are no customer acceptance requirements, and there are no remaining significant obligations. Reserves for returns and allowances for OEM and end user sales are recorded at the time of shipment. The Company defers recognition of revenue on sales to distributors and resellers where the right of return exists until products are resold to the end user.

License and other revenue -- The Company recognizes revenue from license contracts when a non-cancelable, non-contingent license agreement has been signed, the software product has been delivered, no uncertainties exist surrounding product acceptance, fees from the agreement are fixed and determinable, and collection is probable. The Company uses the residual method to recognize revenue when a license agreement includes one or more elements to be delivered at a future date if evidence of the fair value of all undelivered elements exists. If evidence of the fair value of the undelivered elements does not exist, revenue is deferred and recognized when delivery occurs. When the Company enters into a license agreement requiring that the Company provide significant customization of the software products, the license and consulting revenue is recognized using contract accounting. Revenue from maintenance agreements is recognized ratably over the term of the maintenance agreement, which in most instances is one year. The Company recognizes royalties upon notification of sale by its licensees. Revenue from consulting, training, and development services is recognized as the services are performed. For sales generated from long-term contracts, the Company uses the percentage of completion method of accounting. In doing so, management makes important judgments in estimating costs and in measuring progress towards completion. These judgments underlie the Company's determinations regarding overall contract value, contract profitability and timing of revenue recognition. Revenue and cost estimates are revised periodically based on changes in circumstances, and any losses on contracts are recognized immediately.

CASH, CASH EQUIVALENTS, AND SHORT-TERM INVESTMENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates the classification at each reporting date. The cost of the Company's investments is determined based upon specific identification.

Investments classified as available-for-sale are reported at fair value, based upon quoted market prices, with unrealized gains and losses, net of related tax, if any, included in Accumulated Other Comprehensive Loss in the Consolidated Balance Sheet. At March 31, 2002 and 2003, there were no investments classified as available-for-sale.

Investments classified as trading securities are carried at fair value, with unrealized holding gains and losses included in earnings. Realized gains and losses are determined using the specific identification method based on the trade date of a transaction. The Company had $208,000 of investments classified as trading securities at March 31, 2003, and no investments classified as trading securities at March 31, 2002.

In March 2002 8x8's board of directors (the Board) authorized the Company to open securities trading accounts and make investments of up to $1.0 million, as directed by the Company's Chairman, Joe Parkinson, the Chief Executive Officer, or the Chief Financial Officer. Mr. Parkinson has agreed to personally reimburse 8x8 on a quarterly basis for any losses resulting from his trading activities in order to maintain a minimum investment account balance of $1.0 million. The Board has been assured of Mr. Parkinson's ability to cover any such losses; however, should he be unable to do so, it could have a material impact on the Company's cash flows and results of operations. As part of the arrangement, the Board has expressed its intent, but not obligation, to pay Mr. Parkinson a quarterly bonus in an amount equal to 25% of the profits attributable to investments made on the Company's behalf by Mr. Parkinson to the extent such a bonus exceeds his salary for the corresponding period. The Company or Mr. Parkinson can terminate this arrangement at any time. Under the arrangement, the Company is required to return to Mr. Parkinson the amount representing the increase in value of the investment account over $1.0 million to the extent required to restore replenishment payments made by Mr. Parkinson in prior quarters. Through March 31, 2003, Mr. Parkinson had made cumulative replenishment payments of approximately $137,000 to offset losses incurred. As of March 31, 2003, the investment account balance approximated $1,018,000. Accordingly, the Company had a payable of approximately $18,000 to Mr. Parkinson at March 31, 2003. As of March 31, 2003, $208,000 of the $1.0 million allocated for such investment activities was invested in marketable equity securities, and the remainder was invested in money market funds.

INVENTORY

Inventory is stated at the lower of standard cost, which approximates actual cost using the first-in, first-out method, or market. Inventory reserves are established when conditions indicate that the selling price could be less than cost due to physical deterioration, obsolescence, changes in price levels, or other causes. Reserves are established for excess inventory generally based on inventory levels in excess of demand, as determined by management, for each specific product. If actual product demand or selling prices are less favorable than the Company's estimate, the Company may be required to take additional inventory write-downs. Conversely, if the Company sells more inventory or at higher prices than the Company's forecast, future margins may be higher.

Inventory at March 31, 2003 and 2002 was comprised of the following:

                                                                     March 31,
                                                                --------------------
                                                                  2003       2002
                                                                ---------  ---------
                                                                  (in thousands)
  Raw materials and work-in-process...........................       147        528
  Finished goods..............................................       205        205
                                                                ---------  ---------
                                                               $     352  $     733
                                                                =========  =========

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method. Estimated useful lives of three years are used for equipment and software and five years for furniture and fixtures. Amortization of leasehold improvements is computed using the shorter of the remaining facility lease term or the estimated useful life of the improvements. Property and equipment at March 31, 2003 and 2002, was comprised of the following components:

                                                                     March 31,
                                                                --------------------
                                                                  2003       2002
                                                                ---------  ---------
                                                                  (in thousands)
  Machinery and computer equipment............................ $   7,378  $   8,076
  Furniture and fixtures......................................       847      1,084
  Licensed software...........................................     4,142      4,105
  Leasehold improvements......................................       914        991
                                                                ---------  ---------
                                                                  13,281     14,256
Less: accumulated depreciation and amortization...............   (12,440)   (11,516)
                                                                ---------  ---------
                                                               $     841  $   2,740
                                                                =========  =========

Maintenance, repairs and ordinary replacements are charged to expense. Expenditures for improvements that extend the physical or economic life of the property are capitalized. Gains or losses on the disposition of property and equipment are reflected in Other Income, net.

IMPAIRMENT OF LONG-LIVED ASSETS

8x8 reviews the recoverability of its long-lived assets, such as plant and equipment when events or changes in circumstances occur that indicate that the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on the Company's ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets.

WARRANTY EXPENSE

The Company accrues for the estimated cost that may be incurred under its product warranties upon revenue recognition. Changes in the Company's product warranty liability during the year ended March 31, 2003 were not material.

RESEARCH AND SOFTWARE DEVELOPMENT COSTS

Research and development costs are charged to operations as incurred. Software development costs incurred prior to the establishment of technological feasibility are included in research and development and are expensed as incurred. The Company defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all software development costs have been expensed as incurred.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of the Company's foreign subsidiaries are translated from their respective functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the year. If the functional currency is the local currency, resulting translation adjustments are reflected as a separate component of stockholders' equity. If the functional currency is the U.S. dollar, resulting conversion adjustments are included in the results of operations. Foreign currency transaction gains and losses, which have been immaterial, are also included in results of operations. Total assets of the Company's foreign subsidiaries were $508,000, $1.6 million and $3.8 million as of March 31, 2003, 2002, and 2001, respectively. During the year ended 2003, the Company substantially completed the liquidation of its investment in its Canadian operations acquired in conjunction with the acquisition of U|Force, Inc. in June 2000. As a result, the $92,000 attributable to that entity and accumulated in the translation adjustment component of equity was removed and reported in other income. At March 31, 2003, the U.S. dollar was the functional currency for all foreign subsidiaries. The Company does not undertake any foreign currency hedging activities.

INCOME TAXES

Income taxes are accounted for using the asset and liability approach. Under the asset and liability approach, a current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year. A deferred tax liability or asset is recognized for the estimated future tax effects attributed to temporary differences and carryforwards. If necessary, the deferred tax assets are reduced by the amount of benefits that, based on available evidence, are not expected to be realized.

TAX CREDITS

Research and development and other refundable tax credits are accounted for using the cost reduction method. Under this method, tax credits relating to eligible expenditures are accounted for as a reduction of related expenses in the period during which the expenditures are incurred, provided there is reasonable assurance of realization.

CONCENTRATIONS

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. At March 31, 2003, approximately 55% of the Company's cash equivalents were placed in an institutional money market fund of a reputable, U.S. based financial institution. The Company has not experienced any material losses relating to any investment instruments.

The Company sells its products to OEMs and distributors throughout the world. The Company performs ongoing credit evaluations of its customers' financial condition, and for certain transactions requires collateral from its customers. For each of the three years ended March 31, 2003, the Company experienced minimal write-offs for bad debts and doubtful accounts. At March 31, 2003, three customers accounted for 30%, 18% and 15% of gross accounts receivable. At March 31, 2002, one customer accounted for 45% of accounts receivable.

The Company outsources the manufacturing of its semiconductor and system products to independent contract manufacturers. The inability of any contract manufacturer to fulfill supply requirements of the Company could materially impact future operating results, financial position and cash flows.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments is determined by the Company using available market information and valuation methodologies considered to be appropriate. The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short maturities.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25) and related interpretations thereof. As required under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company provides pro forma disclosure of net income and earnings per share. If the Company had elected to recognize compensation costs based on the fair value at the date of grant of the awards, consistent with the provisions of SFAS No. 123, net income and earnings per share amounts would have been as follows (in thousands, except per share amounts):

                                                     Year Ended March 31,
                                             -------------------------------------
                                                2003         2002         2001
                                             -----------  -----------  -----------
Net loss:                                   $   (11,403) $    (9,105) $   (74,399)
Add: Stock-based compensation expense
     included in reported net income.......           1          (11)         753
Deduct: Total stock-based compensation
        determined pursuant to SFAS No.123*      (4,446)      (9,483)     (10,486)
                                             -----------  -----------  -----------
Pro forma net loss (basic and diluted)      $   (15,848) $   (18,599) $   (84,132)
                                             ===========  ===========  ===========
As reported net loss per share............. $     (0.40) $     (0.33) $     (2.99)
Pro forma net loss per share............... $     (0.56) $     (0.68) $     (3.39)

*These amounts have been adjusted to reflect a correction to the forfeiture rate, which resulted in reductions in the pro forma net losses for 2002 and 2001 of $6.5 million and $3.1 million, respectively.

COMPREHENSIVE LOSS

Comprehensive loss, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The difference between net loss and comprehensive loss is due primarily to unrealized losses on short-term investments classified as available-for-sale and foreign currency translation adjustments. Comprehensive loss is reflected in the Consolidated Statements of Stockholders' Equity.

RECLASSIFICATIONS

Certain prior year balances have been reclassified to conform with the current year presentation.

NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss available to common stockholders (numerator) by the weighted average number of vested, unrestricted common and Exchangeable Shares (see Note 2) outstanding during the period (denominator). Net loss available to common stockholders was as follows (in thousands):

                                                          Year Ended March 31,
                                                   ---------------------------------
                                                      2003        2002       2001
                                                   -----------  ---------  ---------
Net loss......................................... $   (11,403) $  (9,105) $ (74,399)
Accretion of dividends on contingently
  redeemable common stock........................          --        (25)        --
                                                   -----------  ---------  ---------
Net loss available to common
  stockholders................................... $   (11,403) $  (9,130) $ (74,399)
                                                   ===========  =========  =========

Due to net losses incurred for all periods presented, weighted average basic and diluted shares outstanding for the respective periods are the same. The following equity instruments were not included in the computations of net loss per share because the effect on the calculations would be anti-dilutive (in thousands):

                                                          Year Ended March 31,
                                                   ---------------------------------
                                                      2003        2002       2001
                                                   -----------  ---------  ---------
Common stock options.............................       7,615      9,900      7,732
Warrants.........................................          --        701        701
Convertible subordinated debentures..............          --         --        638
Unvested restricted common stock.................          --         --         30
                                                   -----------  ---------  ---------
                                                        7,615     10,601      9,101
                                                   ===========  =========  =========

RECENT ACCOUNTING PRONOUNCEMENTS

On October 3, 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30. SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale and requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (i) can be distinguished from the rest of the entity, and (ii) will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company adopted SFAS No. 144 in the first quarter of fiscal 2003, and its adoption did not have a material impact on the Company's results of operations and financial condition.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses accounting for restructuring and similar costs. SFAS No. 146 supercedes previous accounting guidance, principally Emerging Issues Task Force Issue (EITF) No. 94-3. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the entity's commitment to an exit plan. SFAS No. 146 also requires that the liability be initially measured and recorded at fair value. SFAS No. 146 was effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS No. 146 in the fourth quarter of fiscal 2003, and its adoption did not have a material impact on its results of operations and financial condition.

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The Company does not expect this interpretation to have a material impact on its consolidated results of operations or financial position. The Company has included additional disclosures in accordance with FIN 45 in the footnotes to these consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The additional disclosure requirements of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. 8x8 will continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25. The Company has included additional disclosures in accordance with SFAS No. 148 in the footnotes to these consolidated financial statements.

2. ACQUISITION OF U|FORCE, INC.

The Company's consolidated financial statements reflect the purchase acquisition of all of the outstanding stock of U|Force, Inc. (U|Force) on June 30, 2000 for a total purchase price of $46.8 million. U|Force, based in Montreal, Canada, was a developer of IP-based software applications and a provider of professional services. U|Force was also developing a Java-based service creation environment (SCE) designed to allow telecommunication service providers to develop, deploy, and manage telephony applications and services to their customers. The purchase price was comprised of 8x8 common stock with a fair value of approximately $38.0 million comprised of: (i) 1,447,523 shares issued at closing of the acquisition, and (ii) 2,107,780 shares to be issued upon the exchange or redemption of the exchangeable shares (the Exchangeable Shares) of Canadian entities held by former employee shareholders or indirect owners of U|Force stock. See Note 10 regarding further discussion of the Exchangeable Shares. 8x8 also assumed outstanding stock options to purchase shares of U|Force common stock for which the Black-Scholes option-pricing model value of approximately $6.5 million was included in the purchase price. Direct transaction costs related to the merger were approximately $747,000. Additionally, the Company advanced $1.5 million to U|Force upon signing the acquisition agreement, but prior to the close of the transaction. This amount was accounted for as part of the purchase price. The following table summarizes the composition of the purchase price (in thousands):

Value of common stock and Exchangable Shares issued........... $  38,042
Value of stock otions assumed.................................     6,546
Cash advanced to U|Force prior to closing.....................     1,500
Direct transaction costs......................................       747
                                                                ---------
                                                               $  46,835
                                                                =========

The purchase price was allocated to tangible assets acquired and liabilities assumed based on the book value of U|Force's assets and liabilities, which approximated their fair value. Intangible assets acquired included amounts allocated to U|Force's in-process research and development. The in-process research and development related to U|Force's initial products, the SCE and a unified messaging application, for which technological feasibility had not been established and the technology had no alternative future use. The estimated percentage complete for the unified messaging and SCE products was approximately 44% and 34%, respectively, at June 30, 2000. The fair value of the in-process technology was based on a discounted cash flow model, similar to the traditional "Income Approach," which discounts expected future cash flows to present value, net of tax. In developing cash flow projections, revenues were forecasted based on relevant factors, including aggregate revenue growth rates for the business as a whole, characteristics of the potential market for the technology, and the anticipated life of the technology. Projected annual revenues for the in-process research and development projects were assumed to ramp up initially and decline significantly at the end of the in-process technology's economic life. Operating expenses and resulting profit margins were forecasted based on the characteristics and cash flow generating potential of the acquired in-process technologies. Risks that were considered as part of the analysis included the scope of the efforts necessary to achieve technological feasibility, rapidly changing customer markets, and significant competitive threats from numerous companies. The Company also considered the risk that if the products were not brought to market in a timely manner, it could adversely affect sales and profitability of the combined company in the future. The resulting estimated net cash flows were discounted at a rate of 25%. This discount rate was based on the estimated cost of capital plus an additional discount for the increased risk associated with in-process technology. The value of the acquired U|Force in-process research and development, which was expensed in the second quarter of fiscal 2001, approximated $4.6 million. The excess of the purchase price over the net tangible and intangible assets acquired and liabilities assumed was allocated to goodwill. Amounts allocated to goodwill, the value of an assumed distribution agreement, and workforce were being amortized on a straight-line basis over three, three, and two years, respectively, prior to the write-off of the unamortized balances in the fourth quarter of fiscal 2001 as discussed in Note 4. The allocation of the purchase price was as follows (in thousands):

In-process research and development........................... $   4,563
Distribution agreement........................................     1,053
Workforce.....................................................     1,182
U|Force net tangible assets...................................     1,801
Goodwill......................................................    38,236
                                                                ---------
                                                               $  46,835
                                                                =========

3. ADOPTION OF SFAS NO. 142, GOODWILL AND OTHER INTANGIBLE ASSETS

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Furthermore, SFAS No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. In accordance with SFAS No. 142, the effect of this accounting change was reflected prospectively. Supplemental comparative disclosure as if the change had been retroactively applied to the prior year period is as follows (in thousands, except per share amounts):

                                                         Year Ended March 31,
                                                   ---------------------------------
                                                      2003        2002       2001
                                                   -----------  ---------  ---------
Reported net loss ............................... $   (11,403) $  (9,105) $ (74,399)
Add back: Goodwill and intangibles amortization..          --        763     10,987
                                                   -----------  ---------  ---------
Adjusted net loss................................ $   (11,403) $  (8,342) $ (63,412)
                                                   ===========  =========  =========
Basic and diluted earnings per share:
  Reported net loss per share.................... $     (0.40) $   (0.33) $   (2.99)
  Goodwill and intangibles amortization..........          --       0.03       0.44
                                                   -----------  ---------  ---------
Adjusted net loss per share...................... $     (0.40) $   (0.30) $   (2.55)
                                                   ===========  =========  =========

In accordance with SFAS No. 142, 8x8 is required to perform an annual impairment test for goodwill. Goodwill SFAS No. 142 requires 8x8 to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value. The fair value for goodwill is determined based on discounted cash flows, market multiples or appraised values as appropriate. As described in Note 4 below, the Company recorded a $1.5 million goodwill impairment charge in the fourth quarter of fiscal 2003.

4. RESTRUCTURING AND OTHER CHARGES

2003 Restructuring Actions

During the third and fourth quarters of fiscal 2003, the Company continued its cost reduction activities to better align expense levels with current revenue levels and ensure conservative spending during the current economic downturn. As a result of these activities, the Company recorded restructuring and other asset impairment charges of approximately $3.4 million. These charges included severance and benefits of approximately $1.2 million, as the Company reduced its workforce, under voluntary and involuntary separation plans, by thirty-two employees or thirty percent. The majority of the affected employees were employees of the semiconductor business based in Santa Clara, California, Tempe, Arizona and Marlow, United Kingdom and included employees from sales and marketing and research and development, as well as four executives of the semiconductor business. Severance of approximately $325,000 attributable to involuntary terminations was paid during the year ended March 31, 2003.

The Company closed its facility in Marlow, United Kingdom, and recorded charges of $434,000 related to the termination of the operating leases for the facility and related services. In addition, the Company recorded asset impairment charges of $212,000 related to assets in the United Kingdom that were abandoned or disposed of.

The Company also recorded a charge of approximately $74,000 for its remaining lease liability for office space in Tempe, Arizona that was vacated as a result of the restructuring actions during the fourth quarter.

In the fourth quarter of fiscal 2003, the Company also implemented a plan to reduce the workforce at its Sophia Antipolis, France office by ten employees or seventy percent. This downsizing and its potential impact on the iPBX business prompted an assessment of the key assumptions underlying the Company's goodwill valuation judgments. As a result of the analysis, the Company determined that an impairment charge of $1.5 million was required because the estimated fair value of the goodwill was less than the book value of the goodwill that arose from the acquisition of Odisei S.A. in fiscal 2000.

The following table illustrates the charges, credits and balances of the restructuring reserves as of March 31, 2003 and summarizes impairment charges (in thousands):

                                     Total        Cash       Non-Cash      Liability at
                                    Charges     Payments      Charges     March 31, 2003
                                  -----------  -----------  -----------  ----------------
Restructuring Charges:
 Severance...................... $     1,177  $    (1,002) $        --  $            175
 Facility related...............         508         (161)        (273)               74
                                  -----------  -----------  -----------  ----------------
   Total restructuring charges..       1,685       (1,163)        (273)              249
                                  -----------  -----------  -----------  ----------------
Asset Impairments:
 Fixed Assets...................         212           --         (212)               --
 Goodwill.......................       1,539           --       (1,539)               --
                                  -----------  -----------  -----------  ----------------
   Total impairment charges.....       1,751           --       (1,751)               --
                                  -----------  -----------  -----------  ----------------
   Total restructuring and
     impairment charges......... $     3,436  $    (1,163) $    (2,024) $            249
                                  ===========  ===========  ===========  ================

2001 Restructuring Actions

During the fourth quarter of fiscal 2001, after a significant number of employees had resigned, the Company discontinued its Canadian operations acquired in conjunction with the acquisition of U|Force in June 2000. The Company closed its offices in Montreal and Hull, Quebec and laid-off all remaining employees resulting in the cessation of most of the research and development efforts and all of the sales and marketing and professional services activities associated with the U|Force business. As a result of the restructuring, the Company recorded a one-time charge of $33.3 million in the quarter ended March 31, 2001. The restructuring charge consisted of the following (in thousands):

Employee separation........................................... $     765
Fixed asset losses and impairments............................     2,084
Intangible asset impairments..................................    30,247
Lease obligation and termination..............................       220
                                                                ---------
                                                               $  33,316
                                                                =========

Employee separation costs represent severance payments related to the 96 employees in the Montreal and Hull offices who were terminated.

The impairment charges for fixed assets approximated $2.1 million which included write-offs of abandoned and unusable assets of approximately $1.4 million, a loss on sale of assets of $567,000, and a charge for assets to be disposed of $172,000. The asset write-offs of $1.4 million included approximately $850,000 related to leasehold improvements and $560,000 related to computer equipment, furniture, and software. The loss on sale of assets of $567,000 was attributable to the sale of office, computer, and other equipment of the Montreal office. The Company received common stock of the purchaser valued at approximately $412,000 at the date of sale. Fair value of assets to be disposed of was measured based on expected salvage value, less costs to sell. Assets to be disposed of consist of computer equipment with a fair value of $57,000 at March 31, 2001. Substantially all of these assets were liquidated during fiscal 2002.

The impairment charges for intangible assets represented the write-off of the unamortized intangible assets recorded in connection with the acquisition of U|Force. The charges of approximately $30.2 million included: $28.7 million for the goodwill related to the acquisition, $739,000 for the assembled workforce, and $789,000 related to a distribution agreement. The impairments were directly attributable to the cessation of operations in Canada. The Company performed an evaluation of the recoverability of the intangible assets related to these operations in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The lack of estimated future net cash flows related to the acquired products necessitated an impairment charge to write-off the remaining unamortized goodwill. The distribution agreement asset was written off because the Company will no longer provide products and services to customers under that agreement.

Cash payments related to the restructuring during the quarter ended March 31, 2001, which included all employee separation costs and certain lease termination costs, approximated $920,000. Accrued obligations related to remaining lease commitments on the Montreal and Hull facilities totaled $212,000 at March 31, 2001. The Company terminated the lease for its primary facility in Montreal in March 2001, but was required to pay rent on the facility through May 31, 2001. The Company terminated the lease for the facility in Hull, Quebec, in fiscal 2002. The payments made in fiscal 2002 related to the terminations of the Montreal and Hull facility leases totaled $225,000. There were no remaining restructuring related accruals at March 31, 2002.

5. DEBT

Convertible Subordinated Debentures

Issuance of the Debentures

In December 1999, the Company issued $7.5 million of 4% Series A and Series B convertible subordinated debentures (the Debentures) due in December 2002. In conjunction with the issuance of the Debentures, the lenders received warrants to purchase 531,915 8x8 common shares at $7.05 per share and 105,634 shares at $35.50 per share (the Lender Warrants). The Company also issued warrants to the placement agent to purchase 53,191 8x8 common shares at $7.05 per share and 10,563 shares at $35.50 per share. All of the warrants expired in December 2002 without being exercised.

Using the Black-Scholes pricing model, the Company determined that the debt discount associated with the fair value of the warrants issued to the lenders approximated $2.2 million. The costs of issuing the Debentures totaled $864,000, including a non-cash charge for the value of warrants issued to the placement agent. The debt discount and debt issuance costs were amortized to interest expense on a straight-line basis over the term of the Debentures.

Cumulative Effect of Change in Accounting Principle - Beneficial Conversion Feature

In November 2000, the Emerging Issues Task Force reached several conclusions regarding the accounting for debt and equity securities with beneficial conversion features, including a consensus requiring the application of the "accounting conversion price" method, versus the use of the stated conversion price, to calculate the beneficial conversion feature for such securities. The SEC required companies to record a cumulative catch-up adjustment in the fourth quarter of calendar 2000 related to the application of the "accounting conversion price" method to securities issued after May 21, 1999. Accordingly, the Company recorded a $1.1 million non-cash expense during the quarter ended December 31, 2000 to account for a beneficial conversion feature associated with the Debentures and related warrants. The Company has presented the charge in the Consolidated Statements of Operations as a cumulative effect of a change in accounting principle.

Extraordinary Item - Early Extinguishment of Debentures

In December 2001, the Company redeemed the Debentures for $4.5 million in cash and 1,000,000 contingently redeemable shares of common stock. Additionally, the Company agreed to reduce the exercise price of the Lender Warrants to $0.898 per share. This transaction resulted in an extraordinary gain of $779,000, net of the incremental fair value of the repriced warrants, the write-off of unamortized debt discount and debt issue costs, and other costs associated with the early extinguishment of the Debentures.

Contingently Redeemable Common Stock

Under the terms of the registration rights agreement that the Company and the lenders entered into in connection with the issuance of the 1,000,000 shares of common stock associated with the extinguishment described above, the Company agreed to register the shares for resale and maintain the effectiveness of the registration statement for specified periods of time until the shares are resold or can be resold without the registration statement (the Maintenance Requirements). The Company further agreed that if it does not comply with the Maintenance Requirements in the future, it may be required to pay cash penalties and redeem all or a portion of the shares held by the lenders at the higher of $0.898 per share or the market price of the Company's stock at the time of the redemption. The remaining shares held by the lenders at March 31, 2003 and March 31, 2002 were recorded at their potential redemption values of $669,000 and $813,000, respectively, and classified as contingently redeemable common stock due to the redemption rights described above. The Company will not mark the contingently redeemable common stock to the higher of $0.898 per share or market unless it becomes probable that the Company will not be able to comply with the Maintenance Requirements.

The approximately $25,000 difference between the potential redemption value of the shares held by the lenders at March 31, 2002 and the value of those shares on the date of issuance has been treated as a deemed dividend and included as an adjustment to net income (loss) available to common stockholders for purposes of calculating the Company's net income (loss) per share for fiscal 2002.

6. DISPOSITION OF VIDEO MONITORING PRODUCT LINE

On May 19, 2000, the Company entered into an Asset Purchase Agreement with Interlogix, Inc. (Interlogix) providing for the sale of certain assets comprising the Company's video monitoring business (the Business) to Interlogix. The assets sold included certain accounts receivable, inventories, technical information, machinery, equipment, contract rights, intangibles, records, and supplies. Concurrently with the execution of the Asset Purchase Agreement, the Company and Interlogix entered into a Technology License Agreement (the License Agreement) providing for the licensing of certain related intellectual property to Interlogix, a Development Agreement providing Interlogix continuing rights in certain products to be developed by the Company, a Transition Services Agreement providing for certain services to be rendered by the Company to Interlogix in respect of the Business, and a Supply Agreement providing for the continuing sale of certain products to Interlogix by the Company. The aggregate purchase price paid by Interlogix was approximately $5.2 million in cash.

The Company's obligations under the Transition Services Agreement expired in fiscal 2001. The cost of services provided under the Transition Services Agreement was reimbursed by Interlogix. Pursuant to the Asset Purchase Agreement, the Company is responsible for reimbursing Interlogix for costs they incur associated with warranty obligations related to video monitoring products manufactured prior to May 19, 2000. The Company's estimated remaining exposure to such warranty obligations is reflected in the warranty accrual at March 31, 2003.

At signing, the Company's continuing obligations under the License and Development Agreements included: (i) providing future updates and upgrades to the licensed technology, if any, over the initial three-year term of the License Agreement (the Maintenance Obligations) and (ii) certain potential obligations to assist Interlogix in the development of future products (the Development Obligations). The Company deferred the recognition of the approximately $3.9 million of revenue ascribed to the license of video monitoring technology to Interlogix until the Development Obligations expired in the quarter ended March 31, 2001. Upon expiration of the Development Obligations, the Company commenced recognition of the previously deferred revenue and is recognizing the revenue ratably over the license term, which expires in May 2003, due to the remaining Maintenance Obligations. The remaining balance in deferred revenue at March 31, 2003 is approximately $285,000.

7. TRANSACTIONS WITH RELATED PARTIES

Strategic Relationship with STMicroelectronics NV

During the fourth quarter of fiscal 2000, the Company sold 3.7 million shares of its common stock to STMicroelectronics NV (STM) at a purchase price of $7.50 per share and received net proceeds of $27.7 million. In addition, the Company granted STM the right to a seat on the Company's Board of Directors as long as it holds at least 10% of the Company's outstanding shares. STM was also granted certain rights to maintain its percentage ownership interest of the Company's outstanding voting securities, including certain rights to participate in future securities offerings of the Company, or, in certain circumstances, the right to acquire additional shares through market purchases. The Company also granted to an STM subsidiary a non-exclusive, royalty-bearing license to certain technology and undertook certain joint development activities with a subsidiary of STM. Under the terms of the agreement, the STM subsidiary guaranteed certain minimum payments to the Company totaling $1.0 million; $500,000 for prepaid royalties and $500,000 for certain non-recurring engineering services (the Minimum Payments). The Company received the Minimum Payments in fiscal 2001.

During fiscal 2003, the Company purchased semiconductors from a subsidiary of STM. Such purchases approximated $550,000. In addition, during fiscal 2003 the Company contracted with a subsidiary of STM for non-recurring engineering services related to the development of a new semiconductor product by the Company. As of March 31, 2003, the Company had recorded liabilities to STM of $392,000 for semiconductor purchases and purchase commitments and engineering services.

Other Transactions

In March 2002 the Board of Directors authorized the Company to open securities trading accounts and make investments in other classes of securities that may generate higher returns than the currently low yields on governmental and corporate debt securities and money market funds. The amount allocated for such investments was $1.0 million to be invested on behalf of 8x8, Inc. as directed by the Company's Chairman, Joe Parkinson; Chief Executive Officer; or Chief Financial Officer. Mr. Parkinson has agreed to personally reimburse 8x8, Inc. on a quarterly basis for any losses resulting from his trading activities in order to maintain a minimum investment account balance of $1.0 million. As part of the arrangement, the Company's Board of Directors has expressed its intent, but not obligation, to pay Mr. Parkinson a quarterly bonus in an amount equal to 25% of the profits attributable to investments made on the Company's behalf by Mr. Parkinson to the extent such a bonus exceeds his salary for the corresponding period. The Company or Mr. Parkinson can terminate this arrangement at any time, subject to the terms of an agreement between Mr. Parkinson and the Company. Under the arrangement, the Company is required to return to Mr. Parkinson the amount representing the increase in value of the investment account over $1.0 million to the extent required to restore replenishment payments made by Mr. Parkinson in prior quarters. Through March 31, 2003, Mr. Parkinson had made cumulative replenishment payments of approximately $137,000 to offset losses incurred. As of March 31, 2003, the investment account balance approximated $1,018,000. Accordingly, the Company had a payable of approximately $18,000 to Mr. Parkinson at March 31, 2003. As of March 31, 2003, approximately $200,000 was invested in equity securities, and the remaining $800,000 was invested in money market accounts.

During fiscal 2001, Dr. Bernd Girod, a director of 8x8 and its subsidiary, Netergy, received $22,000 in consideration for technical consulting services that he provided to the Company. In addition, the Company contributed $150,000 during fiscal 2001 to a Stanford University research program managed by Dr. Girod.

8. INCOME TAXES

The Company's loss before income taxes included $65,000, $161,000 and $162,000 of foreign subsidiary income for the fiscal years ended March 31, 2003, 2002, and 2001, respectively.

The components of the consolidated provision for income taxes consisted of the following (in thousands):

                                                          Year Ended March 31,
                                                   ---------------------------------
                                                      2003        2002       2001
                                                   -----------  ---------  ---------
Current:
  Federal........................................ $        --  $     (10) $      --
  State..........................................          --         --         --
  Foreign........................................          --         25         17
                                                   -----------  ---------  ---------
                                                  $        --  $      15  $      17
                                                   ===========  =========  =========

Deferred tax assets were comprised of the following (in thousands):

                                                                     March 31,
                                                                --------------------
                                                                  2003       2002
                                                                ---------  ---------
Research and development credit carryforwards................. $   5,459  $   4,809
Net operating loss carryforwards..............................    41,543     23,954
Inventory valuation...........................................       419        569
Reserves and allowances.......................................       349        471
Goodwill......................................................        --     14,193
Other.........................................................     2,806      3,335
                                                                ---------  ---------
                                                                  50,576     47,331
Valuation allowance...........................................   (50,576)   (47,331)
                                                                ---------  ---------
          Total............................................... $      --  $      --
                                                                =========  =========

Management believes that, based on a number of factors, the weight of objective available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets, and thus a full valuation allowance was recorded at March 31, 2003 and March 31, 2002.

At March 31, 2003, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $115 million and $42 million, respectively, which expire at various dates beginning in 2005. The net operating loss carryforwards include approximately $5 million resulting from employee exercises of non-qualified stock options or disqualifying dispositions, the tax benefits of which, when realized, will be accounted for as an addition to additional paid-in capital rather than as a reduction of the provision for income taxes. In addition, at March 31, 2003, the Company had research and development credit carryforwards for federal and state tax reporting purposes of approximately $3 million and $2.3 million, respectively. The federal credit carryforwards will begin expiring in 2010 while the California credit will carryforward indefinitely. Under applicable tax laws, the amount of and benefits from net operating losses and credits that can be carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating loss carryforwards that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three year period.

A reconciliation of the tax provision (benefit) to the amounts computed using the statutory U.S. federal income tax rate of 34% is as follows (in thousands):

                                                        Year Ended March 31,
                                                   ---------------------------------
                                                      2003        2002       2001
                                                   -----------  ---------  ---------
Benefit at statutory rate........................ $    (3,877) $  (3,090) $ (25,296)
State income taxes (benefit) before valuation
  allowance, net of federal effect...............        (684)       229     (3,909)
In-process research and development..............          --         --      1,551
Non-deductible goodwill..........................         523        259         --
Discount on issuance of Common Stock.............          --        558         --
Research and development credits.................          --       (216)    (1,162)
Change in valuation allowance....................       4,030      2,302     29,027
Non-deductible compensation......................          --         (4)       256
Foreign rate differences.........................          --        (30)         1
Other............................................           8          7       (451)
                                                   -----------  ---------  ---------
                                                  $        --  $      15  $      17
                                                   ===========  =========  =========

9. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its primary facility in Santa Clara, California under a non-cancelable operating lease agreement that expires in November 2004. The Company also has leased facilities in Arizona, France and Canada. The facility leases include rent escalation clauses, and require the Company to pay taxes, insurance, and normal maintenance costs. At March 31, 2003, future minimum annual lease payments under non-cancelable operating leases, net of sublease income, were as follows (in thousands):

 YEAR ENDING MARCH 31,
 ---------------------
2004.......................................................... $     544
2005..........................................................       280
2006..........................................................        37
                                                                ---------
          Total minimum payments.............................. $     861
                                                                =========

Rent expense for the years ended March 31, 2003, 2002 and 2001, was $1.5 million, $1.5 million and $1.8 million, respectively.

The Company subleases office space under operating lease agreements expiring at various dates through 2005. The total future minimum rentals to be received under these noncancelable sublease agreements approximate $18,000 in each of fiscal 2004, 2005 and 2006 and $12,000 in fiscal 2007.

Legal Proceedings

In November 2001, the Company settled a lawsuit that was filed against it in April 2001 in British Columbia, Canada by Milinx Business Services, Inc. and Milinx Business Group, Inc (collectively, Milinx). The Company was released of any further obligations to Milinx in exchange for returning a portion of the original license fee. As a result of the settlement agreement, in fiscal 2002 the Company recognized $309,000 of previously deferred revenue stemming from a March 2000 license agreement with Milinx.

The Company is also involved in various other legal claims and litigation that have arisen in the normal course of the Company's operations. While the results of such claims and litigation cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a significant adverse effect on the Company's financial position or results of operations. However, should the Company not prevail in any such litigation, its operating results and financial position could be adversely impacted.

10. STOCKHOLDERS' EQUITY

Common Stock

In August 2000, the Company's stockholders authorized an amendment to the restated certificate of incorporation to increase the authorized number of shares of common stock to 100,000,000 shares from 40,000,000 shares.

Exchangeable Shares and Preferred Stock

In conjunction with the acquisition of U|Force (see Note 2), the Company agreed to issue up to 2,107,780 shares of 8x8 common stock upon the exchange or redemption of the exchangeable shares (the Exchangeable Shares) of Canadian entities held by employee shareholders of U|Force stock. The Exchangeable Shares held by U|Force employees were subject to certain restrictions, including the Company's right to repurchase the Exchangeable Shares if an employee departed the Company prior to vesting. Upon vesting, the Exchangeable Shares were convertible into 8x8 common stock on a 1-for-1 basis. The Company also issued one share of preferred stock (the Special Voting Share) that provides holders of Exchangeable Shares with voting rights that are equivalent to the shares of common stock into which their shares are convertible.

During the fourth quarter of fiscal 2001, the Company repurchased a total of 1,034,107 unvested Exchangeable Shares at an average price of $0.49 per share when the beneficial holders of such shares resigned from the Company. In addition, 812,866 Exchangeable Shares were converted into an equivalent number of shares of the Company's common stock in the fourth quarter of fiscal 2001. The remaining 260,807 Exchangeable Shares were exchanged for shares of the Company's common stock during the year ended March 31, 2002.

1992 Stock Option Plan

The Board of Directors reserved 2,000,000 shares of the Company's common stock for issuance under the 1992 Stock Option Plan (the 1992 Plan). The 1992 Plan expired in fiscal 2003.

Key Personnel Plan

In July 1995, the Board of Directors adopted the Key Personnel Plan. The Board of Directors reserved 2,200,000 shares of the Company's common stock for issuance under this plan. The Key Personnel Plan provided for granting incentive and nonstatutory stock options to officers of the Company at prices equal to the fair market value of the stock at the grant dates. Options generally vest over four years. Shares issued under the Key Personnel Plan were subject to repurchase at the original issuance price of $0.50 per share if the employee left the Company prior to vesting. During fiscal 2001, the Company repurchased 5,982 unvested shares. As of March 31, 2003, all shares were vested and no shares are available for grant under the Key Personnel Plan. The Company is no longer issuing options under this plan.

1996 Stock Plan

In June 1996, the Board of Directors adopted the 1996 Stock Plan (the 1996 Plan) and reserved 1,000,000 shares of the Company's common stock for issuance under this plan. The Company's stockholders subsequently authorized increases in the number of shares of the Company's common stock reserved for issuance under the 1996 Plan of 500,000 shares in June 1997 and 2,000,000 shares in August 2000. The 1996 Plan also provides for an annual increase in the number of shares reserved for issuance under the 1996 Plan on the first day of the Company's fiscal year in an amount equal to 5% of the Company's common stock issued and outstanding at the end of the immediately preceding fiscal year, subject to a maximum annual increase of 1,000,000 shares. The annual increase was 1,000,000 shares in each of fiscal 2003, 2002 and 2001. To date, this provision has resulted in increases in shares reserved for issuance under the 1996 Plan totaling 4,535,967. The 1996 Plan provides for granting incentive stock options to employees and nonstatutory stock options to employees, directors or consultants. The stock option price of incentive stock options granted may not be less than the determined fair market value at the date of grant. Options generally vest over four years and expire ten years after grant.

1996 Director Option Plan

The Company's 1996 Director Option Plan (the Director Plan) was adopted in June 1996 and became effective in July 1997. A total of 150,000 shares of common stock were initially reserved for issuance under the Director Plan. The Company's stockholders subsequently authorized an increase in the number of shares of common stock reserved for issuance under the Director Plan to 500,000 shares in August 2000, and 1,000,000 in July 2002. The Director Plan provides for both discretionary and periodic grants of nonstatutory stock options to non-employee directors of the Company (the Outside Directors). The exercise price per share of all options granted under the Director Plan will be equal to the fair market value of a share of the Company's common stock on the date of grant. Options generally vest over a period of four years. Options granted to Outside Directors under the Director Plan have a ten year term, or shorter upon termination of an Outside Director's status as a director. If not terminated earlier, the Director Plan will have a term of ten years.

1999 Nonstatutory Stock Option Plan

In fiscal 2000, the Company's Board of Directors approved the 1999 Nonstatutory Stock Option Plan (the 1999 Plan) with 600,000 shares initially reserved for issuance thereunder. In fiscal 2001, the number of shares reserved for issuance was increased to 3,600,000 shares by the Board of Directors. Under the terms of the 1999 Plan, options may not be issued to either officers or directors of the Company provided, however, that options may be granted to an officer in connection with the officer's initial employment by the Company. Options generally vest over four years and expire ten years after grant. The 1999 Plan has not been approved by the stockholders of the Company.

UForce Company -- Societe UForce Amended and Restated 1999 Stock Option Plan

In connection with the acquisition of U|Force (see Note 2), the Company assumed the UForce Company -- Societe UForce Amended and Restated 1999 Stock Option Plan (the U|Force Plan), and reserved 1,023,898 shares of the Company's common stock related to options issued thereunder. The U|Force Plan provided for the grant of nonstatutory stock options to employees and consultants of U|Force at prices equal to the fair market value of the stock at the grant dates. Due to the cessation of the Company's Canadian operations (see Note 4), 1,016,408 and 7,490 of the options previously granted under the U|Force Plan were forfeited and returned to the U|Force Plan in fiscal 2001 and fiscal 2002, respectively. In fiscal 2002, the Company's Board of Directors terminated the U|Force Plan.

Option activity under the Company's stock option plans since March 31, 2000, excluding the Netergy and Centile stock option plans, is summarized as follows:

                                                                   Weighted
                                                        Shares      Average
                                           Shares     Subject to   Exercise
                                          Available    Options       Price
                                          for Grant  Outstanding   Per Share
                                         ----------- ------------  ---------
Balance at March 31, 2000...............     15,437    4,173,762  $    5.25
Change in options available for grant...  7,373,898           --         --
Granted or assumed...................... (8,116,100)   8,116,100       6.26
Exercised...............................         --     (925,008)      2.30
Returned to plan........................  3,632,963   (3,632,963)      8.29
                                         ----------- ------------
Balance at March 31, 2001...............  2,906,198    7,731,891       5.24
Change in options available for grant...    (23,898)          --         --
Granted................................. (4,901,073)   4,901,073       1.09
Exercised...............................         --      (40,757)      0.01
Returned to plan........................  2,692,381   (2,692,381)      6.18
                                         ----------- ------------
Balance at March 31, 2002...............    673,608    9,899,826       2.95
Change in options available for grant...  1,370,187           --         --
Granted.................................   (857,800)     857,800       0.48
Exercised...............................         --      (53,040)      0.37
Returned to plan........................  3,089,997   (3,089,997)      3.05
                                         ----------- ------------
Balance at March 31, 2003...............  4,275,992    7,614,589       2.65
                                         =========== ============

Significant option groups outstanding at March 31, 2003 and related weighted average exercise price and contractual life information for 8x8, Inc.'s stock option plans are as follows:

                     Options Outstanding                 Options Exercisable
                    ----------------------------------  ------------ ------------
                                Weighted    Weighted                   Weighted
                                 Average    Average                     Average
                                Exercise   Remaining                   Exercise
 Range of Exercise                Price   Contractual                    Price
      Prices          Shares    Per Share Life (Years)     Shares      Per Share
------------------- ----------  --------- ------------  ------------  -----------
$ 0.01 to $ 3.16... 5,974,588  $    1.38          8.0     2,394,740  $      1.66
$ 3.16 to $ 6.32...   811,511       3.84          6.8       791,165         3.82
$ 6.32 to $ 9.49...   311,327       7.42          5.4       249,693         7.43
$ 9.49 to $12.65...   445,268      11.72          6.7       318,470        11.72
$12.65 to $15.81...    33,895      14.56          5.4        26,537        14.56
$15.81 to $28.46...    38,000      21.25          6.9        28,852        21.20
                    ----------                          ------------
                    7,614,589  $    2.65          7.7     3,809,457  $      3.57
                    ==========                          ============

The Company recorded a deferred compensation charge of approximately $7,267,000 with respect to options repriced and certain additional options granted in fiscal 1997. In addition, the Company recorded deferred compensation charges of approximately $503,000 and $406,000 in connection with certain options granted to non-officer employees in fiscal 2001 and 2000, respectively. The Company recognizes deferred compensation over the related vesting period of the options (which is generally forty-eight months). The Company recognized $753,000 as compensation expense in the fiscal year ended March 31, 2001. Stock compensation expense in fiscal 2003 and 2002 was not significant. Deferred compensation is subject to reduction for any employee who terminates employment prior to the expiration of such employee's option vesting period.

Netergy Microelectronics, Inc. 2000 Stock Option Plan

Netergy's 2000 Stock Option Plan (the Netergy Plan) was adopted in December 2000 by the Netergy Board of Directors. The Netergy Plan provides for granting incentive stock options (ISO) to employees and nonstatutory stock options (NSO) to employees, directors, and consultants of Netergy. Options granted under the Netergy Plan may be granted for periods up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Netergy Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. To date, options granted vest over four years. However, in the event of a change in control (as defined in the Netergy Plan document) vesting for certain options will be accelerated. Option activity during each of the three years ended March 31, 2003 was as follows:

                                                             Weighted
                                                  Shares      Average
                                      Shares    Subject to   Exercise
                                     Available    Options      Price
                                     for Grant  Outstanding  Per Share
                                    ----------- -----------  ---------
Shares reserved at Netergy Plan's
  inception........................  5,000,000          --  $      --
Granted............................ (3,572,000)  3,572,000       0.50
Returned to plan...................    400,000    (400,000)      0.50
                                    ----------- -----------
Balance at March 31, 2001..........  1,828,000   3,172,000       0.50
Granted............................   (136,000)    136,000       0.50
Exercised..........................         --          --         --
Returned to plan...................    264,834    (264,834)      0.50
                                    ----------- -----------
Balance at March 31, 2002..........  1,956,834   3,043,166  $    0.50
Granted............................   (617,000)    617,000       0.50
Exercised..........................         --          --         --
Returned to plan...................  1,945,490  (1,945,490)      0.50
                                    ----------- -----------
Balance at March 31, 2003..........  3,285,324   1,714,676  $    0.50
                                    =========== ===========

As of March 31, 2003, 991,702 options were exercisable, the weighted average remaining contractual life was 5.9 years, and the weighted average exercise price was $0.50 per share.

Centile, Inc. 2001 Stock Option Plan

Centile's 2001 Stock Option Plan (the Centile Plan) was adopted in March 2001 by the Centile Board of Directors. The Centile Plan provides for granting ISOs to employees and NSOs to employees, directors, and consultants of Centile. Options granted under the Centile Plan may be granted for periods up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Centile Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. To date, options granted vest over four years. Option activity during each of the three years ended March 31, 2003 was as follows:

                                                             Weighted
                                                  Shares      Average
                                      Shares    Subject to   Exercise
                                     Available    Options      Price
                                     for Grant  Outstanding  Per Share
                                    ----------- -----------  ---------
Shares reserved at Centile Plan's
  inception........................  4,500,000          --         --
Granted............................ (4,107,000)  4,107,000       0.43
                                    ----------- -----------
Balance at March 31, 2001..........    393,000   4,107,000       0.43
Granted............................   (846,000)    846,000       0.43
Exercised..........................         --          --
Returned to plan...................  2,688,000  (2,688,000)      0.43
                                    ----------- -----------
Balance at March 31, 2002..........  2,235,000   2,265,000       0.43
Granted............................    (96,000)     96,000       0.43
Exercised..........................         --          --         --
Returned to plan...................    459,128    (459,128)      0.43
                                    ----------- -----------
Balance at March 31, 2003..........  2,598,128   1,901,872  $    0.43
                                    =========== ===========

As of March 31, 2003, 767,051 options were exercisable, the weighted average remaining contractual life was 7.5 years, and the weighted average exercise price was $0.43 per share.

1996 Employee Stock Purchase Plan

The Company's 1996 Stock Purchase Plan (the Purchase Plan) was adopted in June 1996 and became effective upon the closing of the Company's initial public offering in July 1997. Under the Purchase Plan, 500,000 shares of common stock were initially reserved for issuance. At the start of each fiscal year, the number of shares of common stock subject to the Purchase Plan increases so that 500,000 shares remain available for issuance. This provision resulted in increases of 416,589, 281,583 and 180,910 shares issuable under the Purchase Plan during the fiscal years ended March 31, 2003, 2002 and 2001, respectively. During fiscal 2003, 2002 and 2001, 189,575, 416,589 and 281,583 shares, respectively, were issued under the Purchase Plan.

The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a price equal to 85% of the fair market value of the common stock at the beginning of each two year offering period or the end of a six month purchase period, whichever is lower. The contribution amount may not exceed ten percent of an employee's base compensation, including commissions but not including bonuses and overtime. In the event of a merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company, the Purchase Plan provides that a new exercise date will be set for each option under the plan which exercise date will occur before the date of the merger or asset sale.

Certain pro forma disclosures

The Company accounts for its stock plans in accordance with the provisions of APB Opinion No. 25. Had compensation cost for the Company's stock plans been determined based on the fair value of options at their grant dates, as prescribed in SFAS No. 123, the Company's net loss would have been as follows (in thousands, except per share amounts):

                                                     Year Ended March 31,
                                             -------------------------------------
                                                2003         2002         2001
                                             -----------  -----------  -----------
Net loss:
  As reported.............................. $   (11,403) $    (9,105) $   (74,399)
  Pro forma*............................... $   (15,869) $   (18,588) $   (84,885)
Basic and diluted loss per share:
  As reported.............................. $     (0.40) $     (0.33) $     (2.99)
  Pro forma................................ $     (0.56) $     (0.68) $     (3.39)

*These amounts have been adjusted to reflect a correction to the forfeiture rate, which resulted in reductions in the pro forma net losses for 2002 and 2001 of $6.5 million and $3.1 million, respectively.

For the purposes of the disclosure above, the fair value of each of the Company's option grants, excluding those options issued under the Netergy and Centile Plans, has been estimated on the date of grant using the Black-Scholes pricing model with the following assumptions:

                                                     Year Ended March 31,
                                             -------------------------------------
                                                2003         2002         2001
                                             -----------  -----------  -----------
Expected volatility........................         162%         135%         141%
Expected dividend yield....................         0.0%         0.0%         0.0%
Risk-free interest rate....................  2.8% to 4.7% 3.5% to 4.9% 4.7% to 6.8%
Weighted average expected option term......   5.1 years    5.1 years      5 years
Weighted average fair value of options
  granted.................................. $      0.45  $      0.96  $      5.17

The fair value of grants under the Netergy and Centile stock option plans, for purposes of the pro forma disclosure, have also been estimated on the date of grant using the Black-Scholes pricing model using the weighted average assumptions noted below. The expected volatility factors for the Netergy and Centile plans reflect the fact that the underlying shares of Netergy and Centile are not publicly traded and therefore the Company's overall volatility factor has been reduced by 50% for these plans. The various risk free interest rates used in the computations reflect the different rates in effect at the respective grant dates.

                                                     Year Ended March 31,
                                             -------------------------------------
                                                2003         2002         2001
                                             -----------  -----------  -----------
Expected volatility........................          81%          67%          70%
Expected dividend yield....................         0.0%         0.0%         0.0%
Risk-free interest rate....................  2.8% to 4.8% 4.1% to 4.8% 4.7% to 5.1%
Weighted average expected option term......   5.16 years   5.25 years     5 years
Netergy weighted average fair value
  of options granted....................... $      0.34  $      0.31  $      0.31
Centile weighted average fair value
  of options granted....................... $      0.29  $      0.26  $      0.26

For the purpose of providing pro forma disclosures, the estimated fair value of stock purchase rights granted under the Purchase Plan were estimated using the Black-Scholes pricing model with the following weighted-average assumptions:

                                                     Year Ended March 31,
                                             -------------------------------------
                                                2003         2002         2001
                                             -----------  -----------  -----------
Expected volatility........................         162%         135%         141%
Expected dividend yield....................        0.0%         0.0%         0.0%
Risk-free interest rate....................        1.53%        3.82%        4.92%
Weighted average expected rights term......   1.25 years   1.25 years   1.25 years
Weighted average fair value of rights
  granted.................................. $      0.30  $      1.16  $      3.00

11. EMPLOYEE BENEFIT PLANS

401(k) Savings Plan

In April 1991, the Company adopted a 401(k) savings plan (the Savings Plan) covering substantially all of its U.S. employees. Eligible employees may contribute to the Savings Plan from their compensation up to the maximum allowed by the Internal Revenue Service. The Company made matching contributions of $85,000 and $125,000 to the Savings Plan during fiscal 2002 and 2001, respectively. The matching contributions vest over three years. The Savings Plan does not allow employee contributions to be invested in 8x8 common stock.

12. SEGMENT REPORTING

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. Under SFAS No. 131, the method for determining what information to report is based upon the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance. In the fourth quarter of fiscal 2001, management began evaluating the Company's results based on three reportable segments: Packet8 (formerly known as Corporate and Other), Netergy, which consisted of the semiconductor business, and Centile, which consisted of the hosted iPBX business. During the third quarter of fiscal 2004, the Company changed its internal reporting processes and determined that it had only one reportable segment, and ceased preparing operational data on the former segment basis. The change in internal reporting processes is consistent with the change in business focus as the Company is primarily focusing its efforts on its Packet8 broadband communications service.

The following table presents net revenues by groupings of similar products (in thousands).

                                                     Year Ended March 31,
                                             -------------------------------------
                                                2003         2002         2001
                                             -----------  -----------  -----------
Revenues:
  Semiconductors and related software...... $     9,719  $    13,350  $    15,850
  Hosted iPBX solutions....................         861          260          198
  Packet8, videophones/equipment and other.         423        1,081        2,180
                                             -----------  -----------  -----------
          Total revenues................... $    11,003  $    14,691  $    18,228
                                             ===========  ===========  ===========

The following table illustrates net revenues by geographic area. Revenues are attributed to countries based on the destination of shipment (in thousands):

                                                     Year Ended March 31,
                                             -------------------------------------
                                                2003         2002         2001
                                             -----------  -----------  -----------
United States.............................. $     4,218  $     5,777  $     5,632
Europe.....................................       2,657        4,126        5,862
Taiwan.....................................       1,569        2,026        2,739
Japan......................................         919        1,119        1,188
Other......................................       1,640        1,643        2,807
                                             -----------  -----------  -----------
                                            $    11,003  $    14,691  $    18,228
                                             ===========  ===========  ===========

The majority of the Company's long-lived assets were located in the United States. Long-lived assets consist primarily of property and equipment and deposits. The following table illustrates long-lived assets by country (in thousands):

                                                                     March 31,
                                                                --------------------
                                                                  2003       2002
                                                                ---------  ---------
                                                                  (in thousands)

United States................................................. $     645  $   2,051
United Kingdom................................................        --        602
France........................................................       244        452
                                                                ---------  ---------
                                                               $     889  $   3,104
                                                                =========  =========

Two customers represented more than 10% of our total revenues in fiscal 2003. These customers represented 17%, and 11% of our total revenues, respectively. During the fiscal year ended March 31, 2002, three customers represented more than 10% of our total revenues. These customers represented 13%, 13%, and 12% of our total revenues. During the fiscal year ended March 31, 2001, no customer accounted for 10% or more of total revenues.